Consents of Independent Accountants



We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 19 to the registration statement on Form N-1A (the "Registration Statement") of our report dated June 14, 1999, relating to the financial statements and financial highlights of J.P. Morgan California Bond Fund appearing in the April 30, 1999 Annual Report, which are also incorporated by reference into the Registration Statement.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.



/s/ PricewaterhouseCoopers  LLP
PricewaterhouseCoopers  LLP
1177 Avenue of the Americas
New York, New York 10036
July 26, 1999